99.2

(BW)(NJ-MEDISCIENCE)(MDSC) Infotonics/Mediscience Announce Funding and Development Agreement

    Business Editors/Health/Medical Writers/Biotech Writers

CHERRY HILL, N.J.--(BUSINESS WIRE)--Oct. 10, 2006--Mediscience Technology Corp.(MTC) (OTC:MDSC) has agreed to provide $10,000 per month of seed funding beginning October 2, 2006, for a period of up to five months, to equity partner Infotonics Technology Center, Inc. of Rochester New York to accelerate joint progress towards commercialization of (MTC) Optical Biopsy Pill through a "Newco" (NYS) subsidiary of (MTC) . Infotonics will use this initial Funding to hire and assign a full-time Commercialization Program Manage (CTO) to continue and accelerate Infotonics' efforts on behalf on (MTC) to achieve product commercialization success.

(MTC) has additionally contracted commercialization responsibility and oversight of its photonics technology IP platform to Infotonics who will develop the (MTC) Optical Fluorescence IP platform via two initial advanced medical products, the Optical Biopsy Pill (OBP) and the CD Ratiometer (CDR).

The parties expect that within this five months period, funding from a (NYSTAR) grant award of $750,000 applied for by Info tonics plus, on satisfactory completion of (MTC) due diligence, the receipt by "Newco" of an initial $2-3M of bridge funding from Empire Financial Group Inc NY, should become available to continue the commercialization program.

(MTC) CEO Peter Katevatis Esq. says, "The relationship with equity partner Infotonics is synergistic and strategic, leveraging Infotonics Nano-Technology and Micro-System capabilities and broad resources to provide (MTC) with an exceptional state of the art advantage, over competitors." (see below Syracuse May 24, 2006 and CityGroup Oct -1-2004 Reports). This agreement places (MTC) proprietary non-invasive imaging technology for molecular detection of cancer and physiological change in the commercialization stage/track. We intend, with Infotonics assistance, to use the "Newco" net proceeds of the Empire Financial Group NY proposed $5 to $10M Firm commitment in the form of an Initial Public Offering to fund the commercialization of our Optical Biopsy Pill (OBP) and the CD Ratiometer (CDR)".

                       EMPIRE FINANCIAL GROUP

Empire Financial is a NASD registered broker dealer approved to provide a broad range of securities services to investors and institutions in all 50 states. The company's home office is located in Longwood, FL.

                      Infotonics Technology Center Inc.

Infotonics is a consortium whose founding participants include Corning, Inc., Eastman Kodak Company, and Xerox Corporation, a not-for-profit corporation that operates New York State's Center of Excellence in Photonics and Microsystems.


    New York State Office of Science, Technology and Academic Research

Key goals are: Spur economic development in New York State through academic research;Coordinate and organize New York's wide array of science and technology informational resources and provide our academic, business, and research communities access to these resources.

                     About Mediscience Technology Corp.

Mediscience Technology Corporation and subsidiary "Newco" are engaged in the design, development and commercialization of medical devices that detect cancer and physiological change using frequencies of light that are emitted, scattered and absorbed to distinguish malignant, precancerous, or benign tissues from normal tissues. Mediscience's exclusive protected non-invasive technology combines the advantages of real-time results with enhanced diagnostic sensitivity and specificity compared with other methods of cancer detection.

                                 Investor Notice

Certain of the matters discussed in this announcement contain forward-looking statements that involve material risks and uncertainties including public and private financing market conditions and FDA filings and/or approvals, which are required before the Camera Pill or the CD Ratiometer can be sold or licensed for use in the United States. This press release is intended to comply with Rule 135c promulgated under the Securities Act of 1933. (Submitted in full compliance with sections 8-K 1.01 and 2.01 re: "materiality" as applicable and in fulfillment of SEC Section 6, 6.01 Regulation (FD) Full Disclosure, and Section 7 and 7.0 as well as all applicable and presently effective Sarbanes-Oxley disclosure requirements under Regulation G.

    8-K filing dated October 10, 2006
    8-K filing Syracuse Univ. May 24, 2006 72 Pg Report
    CityGroup/Smith Barney Report 10-1-2004 by Peter Bye. Page 20 www.Infotonics.org/ResearchProjects/CompactPhotonicExplorers.asp www.cunyphotonics.com
    MEDISCIENCETECH.com


    CONTACT: Mediscience Technology Corp.

             Peter Katevatis Esq., Chairman/CEO, 215-485-0362 metpk@aol.com or
             Infotonics Technology Center Inc.
             David R. Smith, President, CEO, 585-919-3001 david.r.smith@infotonics.org